NEWS UPDATE

Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SUBSTANTIAL INCREASES IN SALES AND EARNINGS
FOR FISCAL 2005 THIRD QUARTER AND FIRST NINE MONTHS

In the Third Quarter:
Net Sales Grow 41 Percent
Net Earnings Rise 77 Percent
Earnings Per Diluted Share Increase to $.19 vs. $.11

ST. LOUIS, April 28, 2005 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2005 third quarter and first nine months ended April 3, 2005 rose significantly over prior-year levels.

For the fiscal 2005 third quarter, net sales rose 41 percent to $44,837,000, compared with $31,787,000 for the year-ago period. Fiscal 2005 third-quarter net earnings increased 77 percent to $3,007,000, or $.19 per diluted share, compared with $1,695,000, or $.11 per diluted share, in the fiscal 2004 third quarter.

For the first nine months of fiscal 2005, net sales rose 51 percent to $137,189,000, compared with $90,600,000 for the year-ago period. Net earnings for the first nine months of fiscal 2005 grew 84 percent to $8,031,000, or $.51 per diluted share, compared with $4,368,000, or $.28 per diluted share, in fiscal 2004. Fiscal 2004 results include a net loss from discontinued operations of $102,000, or $.01 per share.

The tax rate recorded in the fiscal 2005 third quarter was approximately 24 percent, down from approximately 39 percent in the first six months of the current fiscal year. This reflects the realization of certain tax credits and an adjustment to the Company's provision for state income taxes. The lower tax rate had a positive impact on fiscal 2005 third-quarter and nine-month earnings of $579,000, or $.04 per diluted share. The Company anticipates the current year's fourth-quarter tax provision will be at a rate of approximately 38 percent.

Fiscal 2005 third-quarter results include net sales of $12,773,000 and earnings of approximately $.03 per diluted share from the Company's Pittsburgh operation, which LaBarge acquired in February 2004. For the first nine months of fiscal 2005, the Pittsburgh operation contributed net sales of $39,364,000 and earnings of approximately $.11 per diluted share. For the prior year's third quarter and first nine months, the Pittsburgh operation contributed net sales of $5,615,000 and earnings of approximately $.03 per diluted share.

Craig LaBarge, chief executive officer and president, commented, "We are pleased with LaBarge's performance during the third quarter and, although sales were down from this year's second-quarter levels, we reported outstanding year-over-year growth. The Company is achieving excellent internal growth, including substantial growth from our Pittsburgh operation. Had LaBarge owned the Pittsburgh operation for the full third quarter last year, rather than just six weeks, this year's third-quarter net sales still would have grown 18 percent and net earnings would have risen 65 percent on a pro forma basis. Had we owned Pittsburgh for the first nine months of fiscal 2004, net sales for the first nine months of this fiscal year would have grown 19 percent and net earnings would have risen 45 percent on a pro forma basis." (Please refer to the attached "Supplemental Financial Information" for a reconciliation of the pro forma to the comparable reported results.)

Gross margin in the fiscal 2005 third quarter was 22.6 percent versus 23.1 percent in the fiscal 2004 third quarter. Typically, LaBarge's gross margins are in the 20 percent to 23 percent range, varying as a result of product mix. Selling and administrative expense declined as a percentage of sales to 13.3 percent in the fiscal 2005 third quarter, versus 14.0 percent in the comparable period a year ago. In actual dollars, fiscal 2005 third-quarter selling and administrative expense rose 34 percent from fiscal 2004 third-quarter levels, in contrast to the 41 percent increase in sales volume. Interest expense was $426,000 in the fiscal 2005 third quarter, versus $192,000 one year earlier. This increase was due to higher average borrowings due to the timing of the Pittsburgh acquisition and higher interest rates.

Total debt at April 3, 2005 was $32,771,000, down 13 percent from $37,735,000 at June 27, 2004. Stockholders' equity was $50,853,000 at the end of the fiscal 2005 third quarter, up 19 percent from $42,584,000 at fiscal 2004 year-end.

Backlog of unshipped orders at April 3, 2005 was $152,470,000, up 5 percent from $144,952,000 at the end of the fiscal 2005 second quarter, and up 6 percent from $144,048,000 at the end of the fiscal 2004 third quarter. Approximately $21,376,000 of the backlog at April 3, 2005 was attributable to the Pittsburgh operation.

Mr. LaBarge stated further, "The largest contributor to third-quarter revenues was shipments to defense customers, accounting for 45 percent of sales in both the fiscal 2005 and fiscal 2004 periods. During the third quarter, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs.

"Shipments of capital equipment to industrial customers were 20 percent of third-quarter revenues in fiscal 2005, compared with 14 percent in the comparable period a year ago. This growth was primarily from the Pittsburgh operation which broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets.

"Revenues from the natural resources market generated 19 percent of third-quarter shipments in both the 2005 and 2004 fiscal years. Natural resources sales represent shipments of capital equipment to customers in the oil-and-gas and mining sectors, and include downhole tools and industrial mining equipment.

"The remaining 16 percent of fiscal 2005 third-quarter sales and 22 percent of fiscal 2004 third-quarter sales were attributable to customers in a variety of other market sectors, including commercial aerospace and government systems."

Outlook and Commentary

Mr. LaBarge concluded, "We anticipate fiscal 2005 full-year sales will be $181 million to $183 million, and earnings will be approximately $.67 per diluted share. Looking ahead, we expect to set new sales and earnings records in fiscal 2006 as we remain optimistic about LaBarge's prospects based on current booking activity and the healthy array of new business opportunities presently in the pipeline."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2005 third quarter. The webcast can be accessed through the Investor Relations Calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

Non-GAAP Financial Information

The Company sometimes uses information derived from consolidated financial information, but not presented in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Specifically, in this release, the Company has used non-GAAP financial measures to illustrate how its net sales and earnings for the fiscal 2004 third-quarter and first-nine months of fiscal 2004 would have been affected had the Company owned its recently acquired Pittsburgh operation for that full period. The Company acquired the Pittsburgh operation in February 2004.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Management utilizes non-GAAP operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company's operating results and facilitate period-to-period comparisons. Please refer to the financial tables following this release for a reconciliation of non-GAAP financial information to the corresponding GAAP financial information.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

LaBarge, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended

	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004

Net sales	$44,837	$31,787	$137,189	$90,600

Costs and expenses:
Cost of sales	34,706	24,437	106,476	69,903
Selling and administrative expense	5,972	4,442	17,642	13,492
Interest expense	426	192	1,345	291
Other income, net	(228)	(228)	(430)	(518)

Earnings from continuing operations before income taxes	3,961	2,944	12,156	7,432
Income tax expense	954	1,249	4,125	2,962

Net earnings from continuing operations	3,007	1,695	8,031	4,470

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $70)	---	---	---	(114)
Gain on disposal of discontinued operations of $20 (less applicable income tax expense of $8)	---	---	---	12

Net earnings	$3,007	$1,695	$8,031	$4,368

Basic net earnings per common share:
Net earnings from continuing operations	$0.20	$0.11	$0.54	$0.30
Net loss from discontinued operations	0.00	0.00	0.00	(0.01)

Basic net earnings	$0.20	$0.11	$0.54	$0.29

Average common shares outstanding	15,026	14,985	15,002	14,907

Diluted net earnings per share:
Net earnings from continuing operations	$0.19	$0.11	$0.51	$0.29
Net earnings from discontinued operations	0.00	0.00	0.00	(0.01)

Diluted net earnings	$0.19	$0.11	$0.51	$0.28

Average diluted common shares outstanding	15,938	15,556	15,803	15,419

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share amounts

	April 3, 2005	June 27, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$645	$793
Accounts and other receivables, net	22,299	22,335
Inventories	43,800	40,202
Prepaid expenses	1,001	854
Deferred tax assets, net	1,083	818

Total current assets	68,828	65,002

Property, plant and equipment, net	19,029	18,910
Intangible assets, net	3,384	3,881
Goodwill, net	24,292	24,471
Other assets, net	5,332	5,694

Total assets	$120,865	$117,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$5,425	$7,050
Current maturities of long-term debt	4,409	4,415
Trade accounts payable	9,236	12,305
Accrued employee compensation	8,930	8,466
Other accrued liabilities	3,116	2,567
Cash advances	11,018	8,864

Total current liabilities	42,134	43,667

Long-term advances from customer for purchase of materials	4,577	5,370
Deferred tax liabilities, net	364	67
Long-term debt	22,937	26,270

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at April 3, 2005 and at June 27, 2004, including shares in treasury	158	158
Additional paid-in capital	13,622	13,462
Retained earnings	39,884	31,853
Accumulated other comprehensive income (loss)	---	157
Less cost of common stock in treasury shares of 733,234 at April 3, 2005 and 808,754 at June 27, 2004	(2,811)	(3,046)

Total stockholders' equity	50,853	42,584

Total liabilities and stockholders' equity	$120,865	$117,958

LaBarge, Inc.
Supplemental Financial Information

Reconciliation of Pro Forma Financial Measures
(amounts in thousands, except per-share amounts)

	Three Months Ended
	March 28, 2004 As reported	Adjustment	March 28, 2004 Pro Forma	April 3, 2005 As reported
Net sales	$31,787	$ 6,105 (a)	$37,892	$44,837	+ 18.3%
Net earnings from continuing operations	1,695	126 (b)	1,821	3,007	+65.1%
Diluted earnings per share	$ 0.11	$ 0.01 (c)	$ 0.12	$ 0.19

(a) Sales of Pinnacle Electronics LLC for the six-week period ended Feb. 17, 2004.
(b) Tax-affected net earnings of Pinnacle Electronics LLC for the six-week period ended Feb. 17, 2004.
(c) Additional earnings per share from a $126,000 increase in net earnings.
	Nine Months Ended
	March 28, 2004 As reported	Adjustment	March 28, 2004 Pro Forma	April 3, 2005 As reported
Net sales	$90,600	$24,829 (a)	$115,429	$137,189	+18.8%
Net earnings from continuing operations	4,470	1,083 (b)	5,553	8,031	+44.6%
Diluted earnings per share	$ 0.28	$ 0.08 (c)	$ 0.36	$ 0.51

(a) Sales of Pinnacle Electronics LLC for the six-week period ended Feb. 17, 2004.
(b) Tax-affected net earnings of Pinnacle Electronics LLC for the six-week period ended Feb. 17, 2004.
(c) Additional earnings per share from a $1,083,000 increase in net earnings.

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